Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement of Immunovant, Inc. on Form S-1, of our report dated May 2, 2019, relating to the balance sheet of Health Sciences Acquisitions Corporation as of December 31, 2018, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from December 6, 2018 (inception) through December 31, 2018, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

January 17, 2020